Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Frank Straub	Leslie Loyet
Chief Financial Officer	(312) 640-6672
(773) 380-6636
FOR IMMEDIATE RELEASE
MONDAY, MARCH 16, 2009
DEERFIELD CAPITAL CORP. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS
CHICAGO, March 16, 2009 — Deerfield Capital Corp. (NYSE ALTERNEXT: DFR) today announced the results of operations for its fourth quarter ended December 31, 2008.
FOURTH QUARTER AND FISCAL YEAR 2008 SUMMARY
•	The net loss for the quarter totaled $142.6 million, or $21.15 per diluted common share. $116.2 million of this loss represents unrealized losses on loans primarily resulting from mark-to-market writedowns.

•	Core earnings for the quarter totaled $3.3 million, or $0.49 per diluted common share. Core earnings is a non-GAAP financial measure which primarily reflects GAAP earnings excluding certain expenses (see reconciliation of non-GAAP measures attached).

•	The net loss for the year ended December 31, 2008, was $757.4 million, or $116.28 per diluted common share.

•	Core earnings for the year ended December 31, 2008, were $32.3 million, or $4.96 per diluted common share.

•	Unrestricted cash, cash equivalents, unencumbered residential mortgage backed securities (“RMBS”) and net equity in financed RMBS totaled approximately $59.0 million at quarter end.

•	Assets under management (“AUM”) totaled $10.5 billion at January 1, 2009.
Commenting on fourth quarter results, Jonathan Trutter, Chief Executive Officer, said, “Financial market conditions remained challenging in the final quarter of 2008. Mark-to-market charges on loans held for sale together with further deterioration in market prices of syndicated bank loans represented the majority of the losses in the quarter. Any recovery in the market prices of those loans would allow us to recapture certain of our unrealized book losses.” Trutter added, “In 2009, our financial results will reflect the expected recovery in asset values, the launch of any new investment products to be managed through our Investment Management segment and the full benefit of our recent cost savings initiative. We believe that our core investment management business is competitively positioned for the future.”
4th Quarter Financial Overview
Results for the quarter ended December 31, 2008 reflect the ongoing impact of severe financial market turmoil and the continued decline in asset values. The net loss for the quarter totaled $142.6 million, or $21.15 per diluted common share, an improvement of $14.3 million, or 9.1%, as compared to the net loss of $156.9 million, or $22.81 per diluted common share, during the third quarter of 2008. The net loss was primarily the result of a decline in the value of our loan portfolio resulting from both mark-to-market declines and certain impairment charges.

In the fourth quarter, we had positive core earnings of $3.3 million, a decline of $4.6 million or 58.2%, as compared to the $7.9 million of core earnings generated during the prior quarter. This decline was primarily the result of lower net interest income and fees offset by a partial quarter of lower operating expenses resulting from our cost savings initiative, which was not fully implemented until mid-way through the fourth quarter.
Net interest income totaled $5.5 million for the quarter ended December 31, 2008, a decline of $3.3 million, or 37.5%, as compared to $8.8 million in the prior quarter. The global recession negatively impacted our fourth quarter net interest income as we experienced increases in the number of non-performing loans in our other corporate debt portfolio. Additionally, we have continued to reduce the size of our principal investing portfolio as we shift our strategic focus toward our investment management business.
Investment advisory fees totaled $6.7 million in the quarter, a decline of $2.3 million, or 25.6%, as compared to $9.0 million in the prior quarter. The decrease in investment advisory fees was primarily the result of the liquidations of the government arbitrage investment fund and market value collateralized loan obligations that we managed.
The provision for loan losses was $56.0 million for the quarter, compared with $15.5 million in the prior quarter. The increased provision for loan losses was primarily a result of our decision to opportunistically sell our Principal Investing segment loan portfolio held outside of Market Square CLO Ltd. and DFR Middle Market CLO Ltd. As a result of this decision, we were required to transfer these loans from held for investment to held for sale and to mark-to-market these loans, resulting in a $45.6 million provision for loan loss. The remaining $10.4 million represents specific credit impairments on loans held for investment.
Expenses totaled $18.8 million for the quarter, compared with $122.8 million from the prior quarter. The decrease in expenses was primarily a result of the $103.6 million decline in impairment of intangible assets and goodwill. During the fourth quarter, we recorded $6.7 million of impairment of intangible assets consisting of $4.0 million related to our trade name and $2.7 million related to declines in investment advisory fee intangible assets.
During the fourth quarter, we implemented a cost savings initiative, which included reducing headcount by 24 employees, or approximately 26% of the then current workforce, reducing bonus compensation and instituting a salary freeze. We also have been reducing other operating expenses and expect expenses in future periods to reflect the full impact of these initiatives. We believe these cost savings initiatives will improve our financial results without adversely impacting our ability to operate our business in a sound manner.
Other income and gain (loss) was a net loss of $80.0 million in the quarter, compared with a net loss of $31.8 million in the prior quarter. The current quarter net loss was primarily a result of unrealized losses resulting from mark-to-market accounting in the syndicated bank loan held for sale portfolio, which primarily consists of the loans held in the non-recourse Market Square CLO Ltd. and our non-recourse credit facility with Wachovia, and unrealized losses in both the interest rate swap portfolio and RMBS portfolio due to wider spreads in the government agency mortgage-backed security market.

Strategy
We are focused on growing the Investment Management segment of our business by launching new investment products that will diversify our revenue streams and take advantage of our core competencies of credit analysis and asset management. We intend to make investments in certain of these new investment products. We believe that the growth of fee-based income through the management of alternative investment products will provide the most attractive risk-adjusted return on capital.
We are focused on managing our Principal Investing segment by opportunistically selling corporate loans held outside of Market Square CLO Ltd. and DFR Middle Market CLO Ltd. and redeploying our capital into other fee-based strategies. We expect to continue to hold our RMBS portfolio both for the net interest income it provides and as a source of liquidity for operations and future growth.
Additionally, we continue to explore strategic opportunities in order to maximize value for our stockholders.
AUM
As of January 1, 2009, our AUM totaled approximately $10.5 billion held in twenty-seven collateralized debt obligations (“CDOs”) and five separately managed accounts. AUM decreased by approximately $1.4 billion, or 11.8%, from October 1, 2008. The decline was primarily due to the liquidations of Bryn Mawr CLO II Ltd., Access Institutional Loan Fund and the government arbitrage investment fund that we managed.
On February 11, 2009, we assumed the management contract for Mayfair Euro CDO I B.V., a Euro-denominated CDO collateralized primarily by investment grade and high-yield corporate bonds. As of February 15, 2009, the aggregate principal balance of this CDO was approximately $137.0 million (converted from Euros at the February 15, 2009 exchange rate of 1.2765). This transaction was in line with our previously announced strategy to acquire and assume CDO management contracts from other investment managers.
As of March 1, 2009, our AUM was approximately $10.4 billion.
Investment Portfolio
Total invested assets declined $220.1 million, or 21%, to $828.4 million as of December 31, 2008 compared to the end of the prior quarter. The decrease was primarily attributable to declines in values as a result of recognizing mark-to-market adjustments.
Liquidity
We believe that our current cash and cash equivalents, unencumbered liquid assets, net equity in financed RMBS portfolio along with cash flows from operations are adequate to meet our anticipated liquidity requirements. Unencumbered RMBS and unrestricted cash and cash equivalents aggregated $41.3 million at December 31, 2008. In addition, net equity in the financed RMBS portfolio (including associated interest rate swaps), excluding the unencumbered RMBS included above, totaled $17.7 million at year end. In total, we had unrestricted cash and cash equivalents, unencumbered RMBS and net equity in our financed RMBS portfolio of $59.0 million as of December 31, 2008. As of December 31, 2008, the fair value of our agency RMBS and non-agency RMBS portfolios were $342.4 million and $5.4 million, respectively.

Conference Call
The company will host a live conference call to discuss its financial results on Tuesday, March 17, 2009, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 888-205-6648. To participate on the webcast, log on to the company’s website at www.deerfieldcapital.com 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a replay will be available beginning one hour following the completion of the call on March 17, 2009 and will continue through March 24, 2009. To access the rebroadcast, dial 888-203-1112 and request reservation number 9964992. A replay of the call will also be available on the Internet at www.deerfieldcapital.com for 30 days.
The company expects to discontinue the practice of having conference calls following this call.
About the Company
Deerfield Capital Corp., through its subsidiary, Deerfield Capital Management LLC, manages client assets, including bank loans and other corporate debt, RMBS, government securities and asset-backed securities. In addition, Deerfield Capital Corp. has a principal investing portfolio comprised of fixed income investments, including bank loans and other corporate debt and RMBS.
For more information, please go to the company website, at www.deerfieldcapital.com.
* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE
     Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the control of Deerfield Capital Corp. and its subsidiaries (DFR). Forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.
     Various factors could cause DFR’s actual results to differ materially from those described in any forward-looking statements. These factors include, but are not limited to: changes in economic and market conditions, particularly as they relate to the market for debt securities, such as mortgage-backed securities, and collateralized debt obligations; continued availability of financing; changes in DFR’s investment, hedging or credit strategies or the performance of its investment portfolios; the effects of defaults or terminations under, and DFR’s ability to enter into replacement transactions with respect to, repurchase agreements, interest rate swaps and long-term debt obligations; reductions in DFR’s assets under management and related management and advisory fee revenue; DFR’s ability to maintain adequate liquidity; DFR’s ability to make investments in new investment products and realize growth of fee-based income; changes to DFR’s tax status; DFR’s ability to forecast its tax attributes, which are based upon various facts and assumptions, and its ability to protect and use its net operating losses to offset taxable income; DFR’s ability to maintain compliance with its existing debt instruments and other contractual obligations; impact of restrictions contained in DFR’s existing debt instruments; DFR’s ability to maintain its exemption from registration as an investment company pursuant to the Investment Company Act of 1940; DFR’s ability to comply with the continued listing standards of the NYSE Alternext US LLC; the cost, uncertainties and effect of any legal and administrative proceedings, such as the current Securities and Exchange Commission (“SEC”) investigation into certain mortgage-backed securities trading procedures in connection with which the SEC has requested certain information from DFR regarding certain of its mortgage securities trades; DFR’s ability to enter into, and the effects of, any potential strategic transactions; and changes in, and the ability of DFR to remain in compliance with, law, regulations or government policies affecting DFR’s business, including investment management regulations and accounting standards.
     These and other factors that could cause DFR’s actual results to differ materially from those described in the forward-looking statements are set forth in DFR’s annual report on Form 10-K, for the year ended December 31, 2008 and DFR’s other public filings with the SEC and public statements. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	September 30,	December 31,
	2008	2008	2007
	(In thousands, except share and per share amounts)
ASSETS
Cash and cash equivalents	$32,791	$41,908	$113,733
Due from broker	15,065	12,715	270,630
Restricted cash and cash equivalents	76,892	63,034	47,125
Available-for-sale securities, including zero, zero and $4,884,023 pledged—at fair value	2,338	5,078	4,897,972
Trading securities, including $340,866, $408,660 and $733,782 pledged—at fair value	347,977	415,462	1,444,505
Other investments	4,764	4,764	5,472
Derivative assets	132	2,004	4,537
Loans held for sale	218,137	267,419	267,335
Loans held for investment	255,351	356,709	466,360
Allowance for loan losses	(19,979)	(21,596)	(5,300)

Loans, net of allowance for loan losses	235,372	335,113	461,060
Investment advisory fee receivables	4,012	4,077	6,409
Interest receivable	5,843	7,804	39,216
Other receivable	4,249	3,131	22,912
Prepaid and other assets	11,831	12,911	14,721
Fixed assets, net	9,143	9,470	10,447
Intangible assets, net	28,310	36,364	83,225
Goodwill	—	—	98,670

TOTAL ASSETS	$996,856	$1,221,254	$7,787,969

LIABILITIES
Repurchase agreements, including $407, $336 and $20,528 of accrued interest	$326,112	$383,617	$5,303,865
Due to broker	1,514	2,298	879,215
Dividends payable	—	7,354	21,944
Derivative liabilities	13,529	7,927	156,813
Interest payable	6,606	4,901	28,683
Accrued and other liabilities	15,112	15,209	35,652
Short term debt	—	172	1,693
Long term debt	716,417	736,408	775,368

TOTAL LIABILITIES	1,079,290	1,157,886	7,203,233

Series A cumulative convertible preferred stock; $0.001 par value, zero, zero and 14,999,992 shares issued and outstanding (aggregate liquidation value of zero, zero and $150,000)	—	—	116,162

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.001:
100,000,000 shares authorized; zero, zero and 14,999,992 shares issued and outstanding as described above	—	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 6,455,466, 6,676,106 and 5,175,272 shares issued and 6,449,102, 6,669,742 and 5,165,532 shares outstanding	6	7	5
Additional paid-in capital	865,869	866,330	748,262
Accumulated other comprehensive loss	(4,256)	(1,525)	(83,783)
Accumulated deficit	(944,053)	(801,444)	(195,910)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(82,434)	63,368	468,574

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$996,856	$1,221,254	$7,787,969

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended		Year ended
	December 31,	September 30,	December 31,
	2008	2008	2008
	(In thousands, except share and per share amounts)
REVENUES
Interest income	$18,661	$20,506	$122,341
Interest expense	13,112	11,671	84,804

Net interest income	5,549	8,835	37,537
Provision for loan losses	56,035	15,459	75,996

Net interest income (expense) after provision for loan losses	(50,486)	(6,624)	(38,459)
Investment advisory fees	6,668	9,015	40,161

Total net revenues	(43,818)	2,391	1,702

EXPENSES
Compensation and benefits	5,197	4,984	26,917
Professional services	1,237	2,211	7,178
Insurance expense	700	740	2,907
Other general and administrative expenses	1,162	1,417	5,859
Depreciation and amortization	1,677	2,498	9,442
Occupancy	643	645	2,518
Cost savings initiatives	1,496	(2)	1,821
Impairment of intangible assets and goodwill	6,704	110,268	146,006

Total expenses	18,816	122,761	202,648

OTHER INCOME AND LOSS
Net gain (loss) on available-for-sale securities	18	(856)	(4,694)
Net loss on trading securities	(3,867)	(13,655)	(219,988)
Net loss on loans held for investment and loans held for sale	(63,643)	(14,367)	(99,047)
Net loss on derivatives	(12,999)	(2,239)	(232,383)
Dividend income and other gain (loss)	483	(678)	(1)

Net other income and loss	(80,008)	(31,795)	(556,113)

Loss before income tax expense	(142,642)	(152,165)	(757,059)
Income tax (benefit) expense	(33)	4,718	351

Net loss	(142,609)	(156,883)	(757,410)

Less: Cumulative convertible preferred stock dividends and accretion	—	—	2,393

Net loss attributable to common stockholders	$(142,609)	$(156,883)	$(759,803)

NET LOSS PER SHARE—BASIC	$(21.15)	$(22.81)	$(116.65)
NET LOSS PER SHARE—DILUTED	$(21.15)	$(22.81)	$(116.65)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC	6,743,274	6,878,260	6,513,674

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED	6,743,274	6,878,260	6,513,674

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
We believe that core earnings, a non-GAAP financial measure, is a useful metric for evaluating and analyzing our performance. The calculation of core earnings, which we use to compare our financial results from period to period, eliminates the impact of certain non-cash charges and special items and income tax expense (benefit). Core earnings provided herein may not be comparable to similar measures presented by other companies as they are non-GAAP financial measures and may therefore be defined differently by other companies.
Core Earnings
The table below provides reconciliation between net loss and core earnings:

	For the three months ended
	December 31,	September 30,	Year ended December 31,
	2008	2008	2008	2007
	(In thousands, except share and per share amounts)
Net loss	$(142,609)	$(156,883)	$(757,410)	$(96,236)
Add back:
Provision for loan losses	56,035	15,459	75,996	8,433
Cost saving initiatives	1,496	(2)	1,821	—
Depreciation and amortization	1,677	2,498	9,442	297
Impairment of intangible assets and goodwill	6,704	110,268	146,006	—
Net other income and loss	80,008	31,795	556,113	163,979
Income tax (benefit) expense	(33)	4,718	351	980

Core earnings	$3,278	$7,853	$32,319	$77,453

Core earnings per share — diluted	$0.49	$1.14	$4.96	$15.01

Weighted-average number of shares outstanding — diluted	6,743,274	6,878,260	6,513,674	5,160,625

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
AUM
The following table summarizes AUM and investment advisory fees for each product category:

	January 1, 2009		October 1, 2008
	Number of		Number of
	Accounts	AUM (1)	Accounts	AUM (1)
		(In thousands)		(In thousands)
CDOs (2):
CLOs (3)	12	$4,286,407	14	$4,738,850
Asset-backed securities	12	5,229,331	12	5,780,808
Corporate bonds	3	775,153	3	797,139

Total CDOs	27	10,290,891	29	11,316,797

Investment funds (4):
Fixed income arbitrage	0	—	1	330,959

Separately managed accounts (5)	5	205,201	6	267,295

Total AUM (6)		$10,496,092		$11,915,051

(1)	AUM numbers are reported as of January 1, 2009 and October 1, 2009, rather than December 31, 2008 and September 30, 2008 to be inclusive of contributions, which for the investment funds were effective on the first of every month.

(2)	CDO AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CDOs and are as of the date of the last trustee report received for each CDO prior to January 1, 2009 and October 1, 2009, respectively.

(3)	The AUM for our Euro-denominated CLO has been converted into U.S. dollars using the spot rate of exchange on December 31, 2008 and September 30, 2008, respectively.

(4)	For October 1, 2008, the number of accounts for the investment funds does not include feeder funds, which are funds that invest all or substantially all of their assets into a trading fund which we managed, although some of our management fees were paid pursuant to contracts with those feeder funds. The investment funds were liquidated during 2008.

(5)	AUM for certain of the separately managed accounts is a multiple of the capital actually invested in such account. Management fees for these accounts are paid on this higher AUM amount.

(6)	Included in Total AUM are $295.1 million and $294.1 million related to Market Square CLO Ltd., and $303.1 and $300.9 million related to DFR Middle Market CLO Ltd. for January 1, 2009 and October 1, 2008, respectively, which amounts are also included in the total AUM reported for the Principal Investing portfolio as of December 31, 2008 and September 30, 2008. DCM manages these CDOs but is not contractually entitled to receive any management fees so long as 100% of the equity is held by Deerfield Capital LLC or an affiliate thereof. All other amounts included in the Principal Investing portfolio are excluded from Total AUM.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES
INVESTMENT PORTFOLIO
The following table summarizes our principal investment portfolio:

	December 31, 2008		September 30, 2008
	Carrying	% of Total	Carrying	% of Total
Principal Investments	Value	Investments	Value	Investments
	(In thousands)		(In thousands)

RMBS (1)	$347,817	42.0%	$414,502	39.5%
Corporate leveraged loans:
Loans held in DFR MM CLO (2)	243,103	29.3%	256,818	24.5%
Loans held in Wachovia Facility	21,742	2.6%	77,676	7.4%
Other corporate leveraged loans (3)	12,394	1.5%	32,259	3.1%
Assets held in Market Square CLO (4)	186,305	22.5%	250,082	23.8%
Commercial real estate loans and securities	12,282	1.5%	12,371	1.2%
Equity securities	4,764	0.6%	4,764	0.5%

Total Investments	828,407	100.0%	1,048,472	100.0%

Allowance for loan losses	(19,979)		(21,596)

Net Investments	$808,428		$1,026,876

(1)	RMBS are either agency RMBS or non-agency RMBS.

(2)	Assets held in DFR Middle Market CLO Ltd. are the result of the July 17, 2007 securitization of corporate loans held in the non-recourse credit facility with Wachovia. We purchased 100% of the equity interests for $50.0 million and all of the BBB/Baa2 rated notes for $19.0 million.

(3)	Other corporate leveraged loans exclude credit default swap transactions and total return swaps.

(4)	Assets held in Market Square CLO Ltd. include syndicated bank loans of $184.0 million and $245.0 million and high yield corporate bonds and ABS of $2.3 million and $5.1 million as of December 31, 2008 and September 30, 2008, respectively.